EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for its First Quarter Ended December 31, 2010

•	Consolidated revenue of $52.1 million
•	Adjusted EBITDA of $0.6 million
•	Positive net cash provided by operations of $3.9 million

ALBUQUERQUE, New Mexico, February 3, 2011 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced its financial results for its first quarter ended December 31, 2010.

Financial Results

Revenue:
Consolidated revenue for the first quarter ended December 31, 2010 was $52.1 million, which represents a 23% increase compared to the prior year and a 4% decrease compared to the immediate preceding quarter.  On a segment basis, revenue for the Fiber Optics segment was $31.8 million, which represents a 24% increase compared to the prior year and an 8% decrease compared to the immediate preceding quarter.  Revenue for the Photovoltaics segment was $20.3 million, which represents a 21% increase compared to the prior year and a 3% increase compared to the immediate preceding quarter.

Gross Profit:
Consolidated gross profit was $12.7 million, which represents a 36% increase compared to the prior year and a 1% decrease compared to the immediate preceding quarter. Consolidated gross margin was 24.3%, which represents an increase from both the 22.0% gross margin reported in the prior year and the 23.6% gross margin reported in the immediate preceding quarter.  On a segment basis, Fiber Optics gross margin was 18.7%, which represents a decrease from the 21.9% gross margin reported in the prior year and a decrease from the 20.4% gross margin reported in the immediate preceding quarter.   Photovoltaics gross margin was 33.1%, which represents an increase from both the 22.1% gross margin reported in the prior year and the 29.3% gross margin reported in the immediate preceding quarter.

Operating loss:
The consolidated operating loss was $2.8 million, an improvement of $7.6 million, or 73%, from the $10.4 million operating loss reported in the prior year and an increase in operating loss of $1.0 million compared to the immediate preceding quarter.

Net loss:
The consolidated net loss was $3.6 million, an improvement of $8.5 million, or 70%, from the net loss of $12.1 million reported in the prior year and an increase in net loss of $2.8 million compared to the immediate preceding quarter.  The consolidated net loss per share was $0.04, an improvement of $0.11 per share from the $0.15 net loss per share reported in the prior year and an increase in net loss per share of $0.03 compared to the immediate preceding quarter.

Adjusted EBITDA:
After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP table, adjusted EBITDA was $0.6 million, an improvement of $1.2 million from the negative $0.6 million adjusted EBITDA reported in the prior year and an additional loss of $3.0 million from the $3.6 million adjusted EBITDA reported in the immediate preceding quarter.

Order Backlog
As of December 31, 2010, the Company had a consolidated order backlog of approximately $57.3 million, a 20% decrease from the $71.3 million order backlog reported in the immediate preceding quarter.  On a segment basis, the Photovoltaics order backlog totaled $36.1 million, a 32% decrease from $52.9 million reported in the immediate preceding quarter.  The Fiber Optics order backlog totaled $21.2 million, a 15% increase from $18.4 million reported in the immediate preceding quarter.  Order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and/or services to be performed within the next twelve months.

Balance Sheet and Liquidity Update
As of December 31, 2010, cash and cash equivalents and restricted cash was approximately $25.4 million and working capital totaled $33.6 million.  For the three months ended December 31, 2010, the Company generated $3.9 million in cash from operations compared with a consumption of $1.2 million of cash in the prior year.  The improvement in cash flow was due primarily to improved operating performance and strong working capital management.  With respect to measures taken to improve liquidity, in November 2010, the Company entered into a three-year $35 million asset-backed revolving credit facility with Wells Fargo Bank, which can be used for working capital, letters of credit, and other general corporate purposes.

Business Outlook
In the second quarter ending March 31, 2011, the Company expects consolidated revenue to be $46 to $49 million.

Conference Call
EMCORE will discuss its fiscal 2011 first quarter results for the period ended December 31, 2010 on Thursday, February 3, 2011 at 4:30 p.m. EST.  The call will be webcast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.  To participate in the conference call dial 480-629-9712. The access code for the call is 4403008. A replay of the call will be available beginning Thursday, February 3, 2011 at 7:30 p.m. EST until February 10, 2011 at 11:59 p.m. EST. The replay call-in number is 858-384-5517 and the code is 4403008.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, space and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP).  EMCORE's Photovoltaics segment provides products for both space and terrestrial applications.  For space applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnected cells (CICs) and panels.  For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward–Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases.  Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the transfer of business and operations into joint ventures may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse effects relating to the Company’s remaining businesses; (b) the challenge of joint ventures retaining key employees; (c) the impact on the Company, our customers and our suppliers from the current domestic and international economic and financial market conditions; (d) the success of our cost reduction efforts in achieving their expected benefits, due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (e) delays and other difficulties in commercializing new products; (f) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (g) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (h) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements.  We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the U.S. Securities and Exchange Commission ("SEC") that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC.  We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

Use of Non-GAAP Financial Measure
The Company provides a non–GAAP adjusted EBITDA disclosure as a supplemental measure to U.S. GAAP regarding our operational performance.  This financial measure excludes the impact of certain items and, therefore, has not been calculated in accordance with U.S. GAAP.  This press release also contains a reconciliation of the non–GAAP financial measure to its most comparable U.S. GAAP financial measure.

The Company believes that the additional non–GAAP financial measure is useful to investors in assessing the Company’s operating performance.  Management also uses this measure internally to evaluate the Company's operating performance, and the measure is used for planning and forecasting of future periods.  In addition, financial analysts that follow our Company may focus on and publish both historical results and future projections based on our non–GAAP financial measure.  We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While management believes that this non–GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non–GAAP financial measure.  Our non-GAAP financial measure may not be reported by all of the Company's competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. The Company compensates for these limitations by using this non–GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of the non–GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non–GAAP financial measures are not in accordance with or an alternative for U.S. GAAP.  The Company's non–GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with U.S. GAAP.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
 (in thousands, except loss per share)
(unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Revenue	$52,107	$54,076	$42,402

Cost of revenue	39,427	41,295	33,089

Gross profit	12,680	12,781	9,313

Operating expenses:
Selling, general, and administrative	8,264	7,295	12,227
Research and development	7,191	7,282	7,513
Total operating expenses	15,455	14,577	19,740

Operating loss	(2,775)	(1,796)	(10,427)

Other (income) expense:
Interest income	-	(2)	(2)
Interest expense	258	109	116
Foreign exchange loss (gain)	335	(881)	232
Change in fair value of financial instruments	272	(159)	1,132
Cost of financing instruments	5	22	228
Total other expense (income)	870	(911)	1,706

Net loss	$(3,645)	$(885)	$(12,133)

Per share data:

Net loss per basic and diluted share	$(0.04)	$(0.01)	$(0.15)

Weighted-average number of basic and diluted shares outstanding	85,250	85,009	81,113

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
 (in thousands)
(unaudited)
	As of December 31, 2010	As of September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$23,047	$19,944
Restricted cash	2,346	1,298
Accounts receivable	34,633	40,125
Inventory	31,756	32,056
Prepaid expenses and other current assets	5,131	5,312

Total current assets	96,913	98,735

Property, plant and equipment, net	45,676	46,990
Goodwill	20,384	20,384
Other intangible assets, net	10,242	10,738
Other non-current assets, net	1,827	991

Total assets	$175,042	$177,838

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings from credit facility	$11,756	$10,573
Accounts payable	26,688	26,156
Accrued expenses and other current liabilities	24,823	27,115

Total current liabilities	63,267	63,844

Warrant liability	747	475
Other long-term liabilities	41	87

Total liabilities	64,055	64,406

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-
Common stock	703,091	701,997
Accumulated deficit	(590,904)	(587,259)
Accumulated other comprehensive income	883	777
Treasury stock	(2,083)	(2,083)
Total shareholders’ equity	110,987	113,432

Total liabilities and shareholders’ equity	$175,042	$177,838

The Company has provided a reconciliation of the non–GAAP adjusted EBITDA financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

Non-GAAP Table Adjusted EBITDA Unaudited (in thousands)	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Net loss – GAAP	$(3,645)	$(885)	$(12,133)

Adjustments:
Depreciation	2,323	2,286	2,396
Amortization	683	736	721
FAS123(R) stock-based compensation	817	1,427	3,186
Compensatory stock issuances	305	205	244
Corporate legal expense	101	(154)	4,163
Surrender of stock options	-	-	1,252
Reversal of accounts receivable reserve	-	-	(450)
Total adjustments	4,229	4,500	11,512

Adjusted EBITDA – Non-GAAP	$584	$3,615	$(621)

Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com